Exhibit 99

NEWS RELEASE

TO BUSINESS EDITOR

DIMECO, INC. ANNOUNCES 2007 FIRST QUARTER EARNINGS

Dimeco, Inc. (Nasdaq DIMC), parent company of The Dime Bank, reported first quarter 2007 earnings of $1,497,000, an increase of 25.3% over $1,195,000 reported for the first quarter 2006. A key component of this increase was net interest income, which increased 14.0% in the first quarter of 2007 as compared to that quarter in 2006. These additional earnings drove the earnings per share to $.98 for the first quarter 2007, representing an increase of 25.6% over the same quarter of 2006. This level of net income provided a return on average stockholders’ equity of 16.62% and a return on average assets of 1.50% for the first quarter of 2007. The Board of Directors declared a cash dividend of $.29 per share, representing an increase of 11.5% over the $.26 per share declared in first quarter of 2006.

The Company continued to experience growth during the twelve months ended March 31, 2007 with total assets of $404,992,000, representing an increase of $43,953,000 or 12.2% from one year earlier. Deposits increased $44,649,000, or 15.2%, and loans increased $24,970,000, or 8.8%, over balances a year earlier. Asset quality remained strong at March 31, 2007 with net charge offs to average loans at .20%, nonperforming assets to total assets at .10% while the allowance for loan loss represented 1.47% of total loans.

Gary C. Beilman, President and Chief Executive Officer, commented, “It is with great pleasure that I report our first quarter financials. Dimeco continues its growth pattern in all categories: deposits, loans and assets. Credit quality remains extremely favorable. This growth and asset quality, together with cost containment and interest spread management, have produced handsome net income and financial ratios that should place us in the top percentile of our peer group. We thank our customers, staff, community and shareholders for their continued confidence in us and we invite you to recommend us to your family, friends and associates.”

The Dime Bank, a wholly owned subsidiary of Dimeco, Inc., serves Wayne and Pike counties in Pennsylvania and Sullivan County, New York. The Bank offers a full array of financial services ranging from traditional products to electronic banking and trust and investment services. For more information on The Dime Bank, visit www.thedimebank.com

Source: Dimeco, Inc. April 20, 2007

Deborah L Unflat

Assistant Vice President

Marketing Officer

The Dime Bank

120 Sunrise Avenue

Honesdale PA 18431

570-253-6511 x715

dunflat@thedimebank.com

DIMECO, INC.

CONSOLIDATED STATEMENT OF INCOME (unaudited)

(in thousands, except per share)	For the three months ended March 31,
	2007	2006
Interest Income
Interest and fees on loans	$6,074	$4,871
Investment securities:
Taxable	787	521
Exempt from federal income tax	72	49
Other	54	16

Total interest income	6,987	5,457

Interest Expense
Deposits	2,760	1,700
Short-term borrowings	65	63
Other borrowed funds	151	176

Total interest expense	2,976	1,939

Net Interest Income	4,011	3,518
Provision for loan losses	225	215

Net Interest Income After Provision for Loan Losses	3,786	3,303

Noninterest Income
Services charges on deposit accounts	382	365
Other income	428	374

Total noninterest income	810	739

Noninterest Expense
Salaries and employee benefits	1,393	1,267
Net occupancy and equipment expense	342	331
Other expense	685	696

Total noninterest expense	2,420	2,294

Income before income taxes	2,176	1,748
Income taxes	679	553

NET INCOME	$1,497	$1,195

Earnings per Share - basic	$0.98	$0.78

Earnings per Share - diluted	$0.95	$0.76

Average shares outstanding - basic	1,527,418	1,522,967
Average shares outstanding - diluted	1,580,945	1,571,149

DIMECO, INC.

CONSOLIDATED BALANCE SHEET (UNAUDITED)

(in thousands)
March 31,	2007	2006
Assets
Cash and due from banks	$6,683	$8,438
Interest-bearing deposits in other banks	35	1,808
Federal funds sold	8,525	7,030

Total cash and cash equivalents	15,243	17,276
Mortgage loans held for sale	120	142
Investment securities available for sale	66,715	47,840
Investment securities held to maturity (market value of $205)	—	199
Loans (net of unearned income of $772 and $713)	308,875	283,905
Less allowance for loan losses	4,542	4,171

Net loans	304,333	279,734
Premises and equipment	5,664	5,913
Accrued interest receivable	1,696	1,363
Bank-owned life insurance	7,964	5,301
Other assets	3,257	3,271

TOTAL ASSETS	$404,992	$361,039

Liabilities
Deposits :
Noninterest-bearing	$32,024	$29,388
Interest-bearing	306,898	264,885

Total deposits	338,922	294,273
Short-term borrowings	12,127	15,380
Other borrowed funds	13,562	16,356
Accrued interest payable	1,584	924
Other liabilities	2,271	1,991

TOTAL LIABILITIES	368,466	328,924

Stockholders' Equity
Common stock, $.50 par value; 5,000,000 shares authorized;
1,571,570 and 1,553,494 shares issued	786	777
Capital surplus	4,880	4,455
Retained earnings	32,409	28,199
Accumulated other comprehensive loss	(7)	(254)
Treasury stock, at cost (43,000 and 30,000 shares)	(1,542)	(1,062)

TOTAL STOCKHOLDERS' EQUITY	36,526	32,115

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$404,992	$361,039

This statement has not been reviewed or confirmed for accuracy or relevance by the FDIC.

DIMECO, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (unaudited)

(amounts in thousands, except per share)	2007		2006		% Increase (decrease)
Performance for the three months ended March 31,
Interest income	$6,987		$5,457		28.0%
Interest expense	$2,976		$1,939		53.5%
Net interest income	$4,011		$3,518		14.0%
Net income	$1,497		$1,195		25.3%
Shareholders' Value (per share)
Net income - basic	$0.98		$0.78		25.6%
Net income - diluted	$0.95		$0.76		25.0%
Dividends	$0.29		$0.26		11.5%
Book value	$23.89		$21.08		13.3%
Market value	$43.00		$33.85		27.0%
Market value/book value ratio	180.0%		160.6%		12.1%
* Price/earnings multiple	11.0	X	10.9	X	0.9%
* Dividend yield	2.70%		3.07%		-12.1%
Financial Ratios
* Return on average assets	1.50%		1.35%		11.1%
* Return on average equity	16.62%		15.02%		10.7%
Shareholders' equity/asset ratio	9.02%		8.90%		1.4%
Dividend payout ratio	29.59%		33.33%		-11.2%
Nonperforming assets/total assets	0.10%		0.17%		-41.2%
Allowance for loan loss as a % of loans	1.47%		1.47%		—
* Net charge-offs/average loans	0.20%		0.02%		900.0%
Allowance for loan loss/nonaccrual loans	1164.6%		2708.4%		-57.0%
Allowance for loan loss/non-performing loans	1121.5%		671.7%		67.0%
Financial Position at March 31,
Assets	$404,992		$361,039		12.2%
Loans	$308,875		$283,905		8.8%
Deposits	$338,922		$294,273		15.2%
Stockholders' equity	$36,526		$32,115		13.7%

*	annualized